EXHIBIT 10.4
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS GRANTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
JOINT DEVELOPMENT AGREEMENT
     THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”) dated as of November 26, 2008 (the “Effective Date”) is entered into between Medicis Pharmaceutical Corporation, a Delaware corporation with offices located at 7720 North Dobson Road, Scottsdale, Arizona 85256 on behalf of itself and its Affiliates (collectively, “Medicis”), and Impax Laboratories, Inc., a Delaware corporation with offices located at 30831 Huntwood Avenue, Hayward, California 94544 on behalf of itself and its Affiliates (collectively, “Impax”).
     WHEREAS, Medicis is the owner or otherwise has rights to certain patents, formulations and know-how related to its minocycline products marketed as of the Effective Date under the trademark Solodyn® (the “Original Products”);
     WHEREAS, Impax has the expertise and know-how to conduct a joint development program with Medicis to create a next generation derivative of the Original Products and to research, develop and commercialize certain generic drugs, and Impax has certain proprietary intellectual property that will be useful to Medicis with respect to such next generation derivative of the Original Products; and
     WHEREAS, Medicis desires to collaborate with Impax regarding the research and development of (a) the next generation derivative of the Original Products, and (b) certain generic drugs in exchange for a share of the Gross Profit (as defined below), all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS.
          1.1 “XXXXX NDA” means the following NDA, which was approved prior to the Effective Date: NDA #XXXXX.
          1.2 “XXXXX NDC” means the following NDCs: XXXXX.
          1.3 “XXXXX Products” means one or more products that are generic equivalents of the products that are (a) marketed under the trademark XXXXX and (b) approved pursuant the XXXXX NDA or a supplement thereto and/or sold under an XXXXX NDC, in each case at any strength, dosage or form; provided that with respect to any obligations on Impax under Section 5.1.1 or Medicis’ milestone payment obligations under Sections 6.2(e) or (f), “XXXXX Product” shall mean only the XXXXX mg strength.

          1.4 “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
          1.5 “ANDA” means an Abbreviated New Drug Application and any supplements thereto.
          1.6 “ANDA Product” means each of the following products (including any future packaging changes or pack sizes): (a) the XXXXX Products; (b) the XXXXX Products; (c) the XXXXX Products; and (d) the XXXXX Products.
          1.7 “Authorized Product” means any product that is in the same form as a New Product approved under a NDA held by Medicis or its sublicensee but is relabeled and marketed as a generic product.
          1.8 “Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed the disclosing party to the receiving party pursuant to the Confidentiality Agreement, this Agreement, the License Agreement or the Distribution Agreement (as defined in the License Agreement), orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information, customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party.
          1.9 “Confidentiality Agreement” means the letter agreement dated February 24, 2008 from David Greenbaum, counsel for Medicis Pharmaceutical Corporation, to Roger Chin, counsel for Impax Laboratories, Inc.
          1.10 “Control” means with respect to any material, information, or intellectual property right, that a party (a) owns such material, information, or intellectual property right, or (b) has a license or right to use such material, information, or intellectual property right, in each case with the ability to grant to the other party access, a right to use, a license, or a sublicense (as applicable) to such material, information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party.
          1.11 “Cost of Sales” means, on a per ANDA Product basis and for a given calendar quarter, the sum of the Manufacturing Costs, Distribution and Sales Costs, and Third Party IP Costs for such ANDA Product sold during such calendar quarter.
          1.12 “Development Plan” means the plan for the research and development of the New Product, which plan shall be consistent with Section 2.1, prepared by the parties and periodically updated upon mutual written agreement of the parties.
          1.13 “Development Program” means the development program described in Section 2.1.
          1.14 “Diligent Efforts” means with respect to the research, development or commercialization of a product, as applicable, efforts and resources commonly used in the pharmaceutical industry for a product at a similar stage of research, development or commercialization, and having similar market potential. Diligent Efforts shall be determined by taking into account the characteristics of the product, the technical risk and stage of research, development, or commercialization of the product, the cost-effectiveness of efforts or resources applied towards such product, the competitiveness of alternative Third Party products that are or are expected to be in the relevant marketplace, the regulatory and business environment, the likelihood of achieving the goal of such research or of obtaining regulatory approval and product reimbursement (as applicable), the profitability of the product (without taking into account any payments to be made to other party pursuant to this Agreement) and the relative potential for product liability exposure. Diligent Efforts shall be determined on a product and market basis, and it is anticipated that the level of efforts and resources will change over time reflecting changes in the status of the product or the market involved.
          1.15 “Distribution and Sales Costs” means, on a per ANDA Product basis and for a given calendar quarter, (a) an amount equal to XXXXX% of Net Sales of such ANDA Product during such quarter, which amount shall serve as an estimate of the costs for the distribution of such ANDA Product by Impax for use or sale in the Territory, including freight, insurance and other costs of shipping such ANDA Product, (b) an amount equal to XXXXX% of Net Sales of such ANDA Product in the Territory during such quarter, which amount shall serve as an estimate of the costs of marketing, selling and promoting such ANDA Product, and (c) the actual direct cost incurred with respect to XXXXX.
          1.16 “XXXXX NDA” means the following NDA, which was approved prior to the Effective Date: NDA #XXXXX.
          1.17 “XXXXX NDC” means the following NDCs: XXXXX.
          1.18 “XXXXX Products” means one or more products that are generic equivalents of the products that are (a) marketed under the trademark XXXXX and (b) approved pursuant the XXXXX NDA or a supplement thereto and/or sold under a XXXXX NDC, in each case at any strength, dosage or form; provided that with respect to any obligations on Impax under Section 5.1.1, “XXXXX Product” shall mean only the XXXXX strengths and further provided that Impax’s obligations under Section 5.1.2 and XXXXX Product, as defined below.
          1.19 “XXXXX Product” means the XXXXX Product.
          1.20 “Exclusion Lists” mean: (a) the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and (b) the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).
          1.21 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
          1.22 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.
          1.23 “Gross Profit” means, on a per ANDA Product basis and for a given calendar quarter, the remainder, if any, that results from Net Sales of such ANDA Product in the Territory minus the Cost of Sales of such ANDA Product. XXXXX.
          1.24 “Impax Know-How Rights” means all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, develop or sell the New Product and which Impax Controls as of the Effective Date or during the term of this Agreement; provided, however, that the foregoing shall not apply to any trade secret or other know-how rights in and to all data, information, compositions or other technology that that (a) is Controlled by an entity that becomes an Affiliate of Impax as a result of such entity’s or its Affiliate’s acquisition of Impax and (b) was Controlled by such entity prior to such acquisition.
          1.25 “Impax IP Rights” means the Impax Patent Rights and Impax Know-How Rights.
          1.26 “Impax Patent Rights” means all patents and patent applications (including utility, model and design patents and certificates of invention) in any country of the world that claim or cover the New Product or the manufacture or use thereof and that Impax (but not including any entity that first becomes an Affiliate of Impax after the Effective Date) Controls as of the Effective Date or during the term of this Agreement; provided, however, that the foregoing shall not apply to any patent or patent application that (a) is Controlled by an entity that becomes an Affiliate of Impax as a result of such entity’s or its Affiliate’s acquisition of Impax and (b) was Controlled by such entity prior to such acquisition.
          1.27 “Ineligible Person” means a person who: (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs; or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

          1.28 “License Agreement” means the License and Settlement Agreement between Medicis and Impax dated as of the Effective Date.
          1.29 “Manufacturing Costs” means (a) the delivered cost to Impax of an ANDA Product for use or sale in the Territory if a Third Party is the manufacturer of such ANDA Product, or (b) where Impax is itself the manufacturer, the sum of Materials Costs, labor costs, Overhead and Freight And Taxes incurred by Impax to produce such ANDA Product for use or sale in the Territory, including the costs of rejected or failed batches of such ANDA Product. As used herein, “Materials Cost” means Impax’s procurement costs for (i) raw materials (both active and inactive ingredients), and (ii) packaging, labeling and storing materials, incurred in connection with the manufacture, testing, labeling, purchasing and distribution of such ANDA Product; “Overhead” means all indirect costs of manufacturing such ANDA Product including, without limitation, insurance, inspection, testing, quality control and quality assurance, depreciation, maintenance and repair costs, all as determined in accordance with the U.S. GAAP, and “Freight And Taxes” means all insurance, freight and shipping charges, import taxes and duties and similar taxes and duties levied by the United States or other government entity with jurisdiction, and port and loading charges, all to the extent not already deducted under Distribution and Sales Costs.
          1.30 “NDA” means a New Drug Application as defined in the FD&C Act or FDA Regulations (21 CFR).
          1.31 “Net Sales” means, with respect to a given ANDA Product or New Product, the aggregate gross price of such ANDA Product or New Product received, in the case of an ANDA Product, by Impax or its sublicensees or, in the case of a New Product, by Medicis or its sublicensees (except with respect to a sublicensee’s sales of Authorized Products), in each case from unaffiliated retailers, distributors or other customers, less the sum of the following items, all of which must directly relate to the sale and distribution of such ANDA Product or New Product and be determined in accordance with GAAP applied in a manner consistent with past practices of the applicable party: (a) returns, credits, rebates, discounts, allowances, promotional payments, free goods, chargebacks and other price reduction programs customary to the trade or required by law, (b) actual packaging, freight and insurance costs incurred in transporting such New Product in final form to customers (this clause (b) shall not apply to ANDA Products, for which an allowance has already been incorporated into Distribution and Sales Costs), (c) sales, valued-added and other taxes, (d) customs duties, surcharges and other governmental charges, (e) administrative fees, marketing fees and other similar fees, payments or credits paid to unaffiliated third parties customary to the trade or required by law, and (f) commercially reasonable write-offs for doubtful accounts. Sales between or among a party and its Affiliates shall not be included in Net Sales unless such party or its Affiliates are the end user of such ANDA Product or New Product, as applicable.
          1.32 “New Product” means (a) a product that (i) contains XXXXX and (ii) is to be developed by the parties under this Agreement with the goal of achieving the Target Product Profile, or (b) any other product agreed to in writing by the parties to serve as a substitute for the product described in subsection (a) above (in which case the product descried in subsection (a) shall cease to be a “New Product”), in each case including any XXXXX.

          1.33 “New Product Technology” means all discoveries, inventions, improvements and other technology that is developed by Impax, Medicis or both in the conduct of the Development Program.
          1.34 “Non-Specific Technology” means any of the New Product Technology (including without limitation manufacturing processes) that is not specific to the New Product.
          1.35 “XXXXX NDA” means the following NDA, which was approved prior to the Effective Date: NDA #XXXXX.
          1.36 “XXXXX NDC” means the following NDCs: XXXXX.
          1.37 “XXXXX Products” means one or more products that are generic equivalents of the products that are (a) marketed under the trademark XXXXX and (b) approved pursuant the XXXXX NDA or a supplement thereto and/or sold under an XXXXX NDC, in each case at any strength, dosage or form; provided that with respect to any obligations on Impax under Sections 5.1.1 and 5.1.2 and XXXXX strength.
          1.38 “Oral Acne Field” means the treatment or palliation of acne (including acne rosacea) through an oral administration.
          1.39 “Regulatory Approval” means, with respect to a particular regulatory jurisdiction, the approval of a NDA or its equivalent in such regulatory jurisdiction by the applicable regulatory authority in such regulatory jurisdiction and such other regulatory approvals as are required in order to market the New Product in such regulatory jurisdiction.
          1.40 “XXXXX NDA” means the following NDA, which was approved prior to the Effective Date: NDA #XXXXX.
          1.41 “XXXXX NDC” means the following NDCs: XXXXX.
          1.42 “XXXXX Products” means one or more products that are generic equivalents to the products that are (a) marketed under the trademark XXXXX and (b) approved pursuant the XXXXX NDA or a supplement thereto and/or sold under a XXXXX NDC, in each case at any strength, dosage or form; provided that with respect to any obligations on Impax under Section 5.1.1 and XXXXX strength.
          1.43 “Steering Committee” means the committee composed of representatives of Impax and Medicis described in Section 2.3 below.
          1.44 “Target Product Profile” means the product criteria set forth in Exhibit A.
          1.45 “Territory” means the United States of America including its territories and possessions.
          1.46 “Third Party” means any person or entity other than Medicis or Impax.

          1.47 “Third Party IP Costs” means, on a per ANDA Product basis and for a given calendar quarter, the royalties and other payments (including upfront fees and milestone payments) paid by Impax to a Third Party in consideration for a license or other rights to intellectual property necessary or useful for the manufacture, development, commercialization, use, or sale of such ANDA Product in the Territory.
          1.48 “Valid Claim” means a claim in an issued patent, whether such patent issues before, on or after the Effective Date, in the Impax Patent Rights or any issued patent owned by Medicis pursuant to Section 3.3, in each case that has not: (a) expired or been canceled; (b) been declared invalid by a decision of a court or other appropriate body of competent jurisdiction from which no appeal has been timely taken or may be taken (e.g., as a result of denial of a petition for writ of certiorari); (c) been admitted to be invalid or unenforceable through reissue or disclaimer, provided that actions taken during reexamination shall not, prior to the issuance of a final certificate of reexamination, be construed as admissions of invalidity or unenforceability of the claims contained in such patent prior to the initiation of such reexamination; or (d) been abandoned.
     2. DEVELOPMENT PROGRAM; STEERING COMMITTEE.
          2.1 Overview. The goal of the Development Program is to develop the New Product. Each party’s obligations under the Development Program shall be as set forth in this Section 2.1 or as agreed in writing by the parties after the Effective Date. Each party shall use commercially reasonable efforts to timely conduct its obligations under the Development Programs in accordance with the Development Plan. Subject to Medicis’ payment of the amount set forth in Section 6.1, each party shall bear its own costs to conduct its obligations under the Development Program. Impax shall use commercially reasonable efforts to use its proprietary technology in existence as of the Effective Date to formulate a product that meets or approaches the Target Product Profile and to perform standard in vitro analytic testing upon such resulting New Product to determine whether it meets the Target Product Profile criteria. Without limiting the generality of the foregoing, Impax shall perform no more than three (3) in vivo pharmacokinetic studies upon such New Product to determine whether it meets the Target Product Profile criteria. Impax shall also provide a reasonable amount of technical advice to Medicis with respect to pre-clinical manufacturing scale up work for the New Product. For clarity, Impax shall not have any obligation to (i) perform more than three (3) in vivo pharmacokinetic studies in the course of performing the Development Program, (ii) perform any manufacturing scale up work for the New Product, (iii) manufacture the New Product for clinical (except for the 3 pharmacokinetic studies described above) or commercial use, (iv) make any filings with the FDA or any other regulatory agency with respect to the New Product, (v) conduct any clinical trials for the New Product (except for the 3 pharmacokinetic studies described above) or (vi) conduct any commercialization-related activities with respect to the New Product. Impax shall not incorporate any know-how, patented technology or other intellectual property Controlled by Impax into the New Product, the New Product Technology or the manufacturing process therefor without notifying Medicis in writing. If Medicis notifies Impax in writing, within thirty (30) days of Impax’s notice, that Medicis, based on its freedom to operate analysis, has a good faith concern that the use of such know-how, technology or intellectual property with respect to the New Product may infringe the intellectual property of a Third Party, then the parties will discuss such matter and, if such discussion does not reasonably resolve Medicis’ concern, then Medicis will notify Impax in writing within thirty (30) days of such discussion and Impax, following receipt of such notice, will not incorporate such know-how, technology or intellectual property into the New Product.

          2.2 Amendment of Development Plan. The Development Plan may be amended from time to time by mutual written agreement of the parties or by the Steering Committee pursuant to Section 2.3.1.
          2.3 Steering Committee.
               2.3.1 Composition of the Steering Committee. The Steering Committee shall foster the collaborative relationship between the parties and shall in particular monitor the progress of the Development Program and Impax’s progress with respect to the ANDA Products. The Steering Committee shall be comprised of two (2) named representatives of Impax and two (2) named representatives of Medicis. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change but shall use commercially reasonable efforts to maintain stability of Steering Committee representation. The Steering Committee shall not have the power to amend the terms of this Agreement but shall have the power to change the Development Plan upon agreement of at least one (1) representative of the Steering Committee from each party.
               2.3.2 Meetings. The Steering Committee shall meet not less than four (4) times each calendar year, on such dates and at such times and places as agreed to by Impax and Medicis, alternating between Scottsdale, Arizona and Hayward, California or such other locations as the parties shall agree, including without limitation via teleconference. At such meetings, the Steering Committee shall discuss the progress of the Development Program and set priorities therefor.
               2.3.3 Committee Actions. Any approval, determination or other action agreed to by all of the members of the Steering Committee present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided, however, that at least one (1) representative of each party is present at such meeting, and that such approval, determination or other action is documented in (a) a writing signed by a representative of each party at such meeting or (b) the approved minutes for such meeting. The Steering Committee also may act by unanimous written consent without a meeting or between meetings.
               2.3.4 Steering Committee Minutes and Reports. One representative of each party shall be designated to take minutes of each Steering Committee meeting. Within fifteen (15) days following each Steering Committee meeting during the term of the Agreement, the Steering Committee shall prepare and provide to each party a reasonably detailed written report which shall summarize the outcome of the meeting.
               2.3.5 Term. The term of the Steering Committee shall commence on the Effective Date and continue until Impax has completed its obligations under the Development Plan.
          2.4 Records. Impax shall maintain complete and accurate records of all work it conducts under the Development Program and all results, data and developments made in connection therewith. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Medicis shall have the right to review and copy such records (including raw data and scientific notebooks) at reasonable times to the extent necessary for Medicis to exercise its rights under this Agreement with respect to New Product Technology and the development and commercialization of the New Product.
          2.5 Reports. Within thirty (30) days following the end of each calendar quarter during the term of the Development Program, Impax shall prepare and deliver to Medicis a written summary report which shall describe the research performed to date under the Development Program and all results, analysis and conclusions thereof.
     3. INTELLECTUAL PROPERTY.
          3.1 Research License. During the term of the Development Program, Medicis hereby grants to Impax a fully paid, non-exclusive, non-transferable (except as permitted in Section 11.6) license (without the right to grant sublicenses), under all patents, know-how and other intellectual property rights Controlled by Medicis, for the sole purpose of conducting the Development Program. Prior to engaging any subcontractors to perform work under the Development Program, Impax shall notify Medicis in writing of the names and addresses of the subcontractors so that Medicis may screen such subcontractors against the Exclusion Lists and any other legal requirements. If, within fourteen (14) days following submission of the list to Medicis, Medicis does not object to the use of such subcontractors on the basis that such subcontractors fail to comply with the foregoing requirements or the representations under Section 9.2, Impax may proceed with use of such subcontractors. The foregoing shall not relieve Impax of its requirements under Section 9.2.
          3.2 License Grants.
               3.2.1 Subject to the terms and conditions of this Agreement, Impax hereby grants to Medicis an exclusive, royalty-bearing, irrevocable, non-transferable (except as permitted in Section 11.6), worldwide license (with the right to grant sublicenses through multiple tiers) under the Impax IP Rights, to make, have made, use, offer for sale, sell and import the New Product.
               3.2.2 Subject to the terms and conditions of this Agreement, Medicis hereby grants to Impax a perpetual, royalty-free, fully paid, irrevocable, non-transferable (except as permitted in Section 11.6), worldwide exclusive license (with the right to grant sublicenses through multiple tiers) under the patent and other intellectual property rights owned by Medicis pursuant to Section 3.3, to make, have made, use, offer for sale and import the Non-Specific Technology for all uses outside the Oral Acne Field.
          3.3 New Product Technology. Impax shall promptly disclose to Medicis all New Product Technology. Medicis shall solely own all right, title and interest in and to the New Product Technology and all patent and other intellectual property rights therein. Impax hereby assigns to Medicis all of its right, title and interest in and to the New Product Technology and all patent and other intellectual property rights therein. Impax shall perform, during and after the term of this Agreement, all acts that Medicis reasonably deems necessary or desirable to permit and assist Medicis, at Medicis’ expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the New Product Technology and all patent and other intellectual property rights therein. If Medicis is unable for any reason, after commercially reasonable efforts, to secure Impax’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights to the New Product Technology as provided under this Agreement, Impax hereby irrevocably designates and appoints Medicis and Medicis’ duly authorized officers and agents as Impax’s agents and attorneys-in-fact to act for and on Impax’s behalf and instead of Impax to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of such rights, all with the same legal force and effect as if executed by Impax. The foregoing is deemed a power coupled with an interest and is irrevocable. Medicis shall have the world-wide right to control the drafting, filing, prosecution, maintenance and enforcement of patents covering the New Product Technology.
          3.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither party grants to the other party any license, express or implied, under its patents or other intellectual property.
     4. DEVELOPMENT AND COMMERCIALIZATION OF NEW PRODUCT
          4.1 Marketing of the New Product. Medicis shall have the sole right to make, use, sell, distribute, market, exploit or otherwise commercialize the New Product. Medicis shall use Diligent Efforts to obtain Regulatory Approval for the New Product in the Territory. Medicis’ efforts with respect to the commercialization of the New Product shall be in the sole discretion of Medicis. Impax acknowledges and agrees that it shall have no right under this Agreement to make, have made, use, sell, distribute, market, exploit or otherwise commercialize the New Product except in the course of performing its obligations under the Development Program.
          4.2 Exclusive Relationship. The parties acknowledge and agree that Impax will obtain access to Confidential Information of Medicis with respect to the Original Products and any development work relating to the New Product, all of which may provide Impax with a competitive advantage. Accordingly, during the term of this Agreement and for XXXXX thereafter (unless this Agreement is terminated on account of Medicis’ uncured material breach of its payment obligations under this Agreement), Impax shall not, and nor shall Impax directly or indirectly encourage or assist any Third Party to, develop and/or commercialize any product that contains XXXXX; provided, however, that such restriction shall not apply to XXXXX.
     5. DEVELOPMENT AND COMMERCIALIZATION OF ANDA PRODUCTS
          5.1 Development.
               5.1.1 General Obligation. Impax shall use Diligent Efforts to obtain Regulatory Approval in the Territory for each ANDA Product.

               5.1.2 Specific Obligations. In addition to the obligations set forth in Section 5.1.1, Impax shall have the obligations set forth in this Section 5.1.2 solely with respect to the XXXXX Product and the XXXXX Product. Impax shall, to the extent it has not already done so prior to the Effective Date, conduct an in vivo bioequivalence study for each such ANDA Product. If such study demonstrates bioequivalence, then Impax shall file an ANDA for such ANDA Product. If such study does not demonstrate bioequivalence, Impax shall conduct a second in vivo bioequivalence study for such ANDA Product. If such second study demonstrates bioequivalence, then Impax shall file an ANDA for such ANDA Product.
          5.2 Commercialization. Following the FDA’s approval of Impax’s ANDA for an ANDA Product, Impax shall use Diligent Efforts to commercialize such ANDA Product in the Territory; provided, however, that Impax shall not have any obligation to launch or continue commercialization in the Territory of any ANDA Product at any time when Impax does not have either (a) a license to all patents and patent applications in the Territory that may claim such ANDA Product or its manufacture or use, unless Impax is able to obtain such license on commercially reasonable terms as determined by Impax, or (b) a final, unappealable resolution in Impax’s favor of all claims that such ANDA Product or its manufacture or use infringes a patent in the Territory. Impax shall comply with all applicable laws and regulations in connection with its research, development and commercialization activities for each ANDA Product in the Territory.
          5.3 Reports. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Impax shall prepare and deliver to Medicis a written summary report which shall describe its regulatory and commercialization efforts with respect to the ANDA Products.
          5.4 Right of Negotiation. If Impax decides to develop a product that is a generic equivalent of a product that is marketed under the XXXXX, XXXXX, XXXXX or XXXXX trademark but is not an XXXXX Product, XXXXX Product, XXXXX Product or XXXXX Product, then Impax shall promptly notify Medicis in writing. If Medicis is interested in co-developing such product with Impax, then Medicis shall provide Impax, within thirty (30) days after Impax’s notice, with a written proposal of the terms under which the parties would co-develop such product. Impax shall notify Medicis within thirty (30) days of receipt of Medicis’ proposal whether, based on such proposal, it is interested in engaging in negotiations with Medicis regarding the terms under which the parties would co-develop such product. Medicis’ right of negotiation pursuant to this Section 5.4 shall expire with respect to a particular product at the earliest of: (1) thirty (30) days after Impax’s first notice pursuant to this Section 5.4, if Medicis has already not provided Impax with the proposal specified above; (2) Medicis’ receipt of notice from Impax that it is not interested in engaging in negotiations with Medicis regarding the terms under which the parties would co-develop such product; (3) sixty (60) days after Medicis’ receipt of notice from Impax that it is interested in engaging in negotiations with Medicis regarding the terms under which the parties would co-develop such product, if the parties have not entered into a written agreement for such co-development (such agreement, a “Co-Development Agreement”) and (4) the date of the parties’ entry into a Co-Development Agreement.
     6. FINANCIAL CONSIDERATIONS.
          6.1 Upfront Payment. Within five (5) business days after the Effective Date, Medicis shall pay to Impax a non-creditable, non-refundable payment of Forty Million United States Dollars ($40,000,000 USD).
          6.2 Milestone Payments. Medicis shall pay to Impax the following non-creditable, non-refundable milestone payments set forth in the following table after the first achievement of the corresponding milestone:

Milestone Event	Milestone Payment
(a) XXXXX	XXXXX

(b) XXXXX	XXXXX

(c) XXXXX	Five Million United States Dollars ($5,000,000 USD)

(d) XXXXX	Five Million United States Dollars ($5,000,000 USD)

(e) XXXXX	Two Million United States Dollars ($2,000,000 USD)

(f) XXXXX	Three Million United States Dollars ($3,000,000 USD)
Each such milestone payment shall be payable only once pursuant to this Section 6.2. Such payment shall be made within thirty (30) days after the initial achievement of such milestone; provided, however, that Medicis shall not be obligated to make the milestone payment described in subsection (c) above before January 1, 2009, Medicis shall not be obligated to make the milestone payment described in subsection (d) above before October 1, 2009, and Medicis shall not be obligated to make either of the milestone payments described in subsections (e) and (f) above before January 1, 2010.
          6.3 Revenue Sharing for ANDA Products. Subject to the terms and conditions of this Agreement, within sixty (60) days following the end of each calendar quarter, Impax shall pay to Medicis fifty percent (50%) of all Gross Profit accrued during such calendar quarter. Medicis’ right to receive a share of the Gross Profit under this Section 6.3 with respect to an ANDA Product shall expire, on an ANDA Product-by-ANDA Product basis, ten (10) years after the first commercial sale by Impax of such ANDA Product in the Territory after the applicable ANDA has been approved by the FDA. Each payment made under this Section 6.3 shall be accompanied by a written report stating the number and description of all ANDA Products sold in the Territory during the relevant calendar quarter; a detailed breakdown of the Cost of Sales associated therewith; the gross sales associated therewith; the calculation of Net Sales thereon, including without limitation the amount of any deduction provided for in the definition of Net Sales; and the calculation of Gross Profits therefrom.
          6.4 Royalty Payments for New Product. Subject to the terms and conditions of this Agreement, Medicis shall pay to Impax (a) XXXXX, and (b) XXXXX. Impax’s right to receive royalties under this Section 6.4 shall expire, on a New Product-by-New Product basis, eight (8) years after the first commercial sale of such New Product in the Territory. All royalties due under this Section 6.4 shall be paid quarterly within sixty (60) days after the end of the relevant calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a written report stating the number and description of all New Products sold during the relevant calendar quarter; the gross sales associated therewith; and the calculation of Net Sales thereon, including without limitation the amount of any deduction provided for in the definition of Net Sales. Notwithstanding the foregoing, any sales of New Product by Medicis to a distributor or sublicensee for the purpose of creating an Authorized Product and sold by Medicis shall not be subject to the foregoing royalty, but any revenues Medicis receives from the sale of such Authorized Product by such distributor or sublicensee shall be subject to the revenue share in Section 6.5 below.

          6.5 Revenue Sharing for Authorized Products. Subject to the terms and conditions of this Agreement, Medicis shall pay to Impax XXXXX percent (XXXXX%) of all amounts received by Medicis on account of the sale of Authorized Products. Impax’s right to receive a share of such amounts shall expire, on an Authorized Product-by-Authorized Product basis, eight (8) years after the first commercial sale of such Authorized Product in the Territory. All payments due under this Section 6.5 shall be paid quarterly within sixty (60) days after the end of the relevant calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a written report stating the number and description of all Authorized Products sold during the relevant calendar quarter; the gross sales associated therewith; and the amounts received by Medicis on account of such gross sales.
          6.6 Taxes. A party responsible for a payment under Sections 6.1, 6.2, 6.3, 6.4 or 6.5 (the “Payor”) shall be responsible for and may withhold from payments made to the other party (the "Payee”) under this Agreement any taxes required to be withheld by the Payor under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), the Payor shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the Payee within sixty (60) days following that tax payment.
          6.7 Audit Rights. On no less than five (5) business days notice from the Payee, the Payor shall make all such records, books of account, information and data concerning the applicable payments owing under Section 6.3, 6.4 or 6.5 (which in the case of payments made pursuant to Section 6.3 shall include records of Impax’s manufacture of ANDA Products or to the extent in Impax’s possession, the manufacture of ANDA Products on behalf of Impax by its Third Party contract manufacturer), available for inspection during normal business hours, by an independent auditor selected by the Payee and reasonably acceptable to the Payer, for the purpose of an audit to determine the accuracy of the reports delivered and amounts paid by the Payor pursuant to Section 6.3, 6.4 or 6.5; provided that the Payee may not request such inspection more than once in any calendar year unless a discrepancy has been identified by the Payee and such audit shall be limited to records, books of account, information and data pertaining to payments made pursuant to Section 6.3, 6.4 or 6.5 during the preceding three calendar years. Upon reasonable belief of discrepancy or dispute, the Payee’s external auditors shall be entitled to take copies or extracts from such records, books of account, information and data (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit. Prior to the initiation of any audit pursuant to this Section 6.7, the external auditor shall sign a confidentiality agreement with the Payor providing that, as between the external auditor and the Payor, such records, books of account, information and data shall be treated as Confidential Information of the Payor but may be disclosed to the Payee solely to the extent necessary to document a discrepancy in any reports delivered and amounts paid by the Payor pursuant to Section 6.3, 6.4 or 6.5. The Payee shall be solely responsible for its costs in making any such audit, unless the Payee identifies a discrepancy in favor of the Payor in the calculation of the share of Gross Profit or royalty or other payment owed, as applicable, under this Agreement in any calendar year from those properly payable for that calendar year of five percent (5%) or greater, in which event the Payor shall be solely responsible for the reasonable cost of such audit and pay the Payee any underpayment. All information disclosed by the Payor pursuant to this Section shall be deemed Confidential Information of the Payor.

     7. TERM AND TERMINATION.
          7.1 Term. Subject to Section 7.2 below, this Agreement shall expire on the latest of (a) expiration of Medicis’ obligation to pay royalties to Impax under Section 6.4, (b) expiration of Medicis’ obligation to pay make Authorized Product-based payments to Impax under Section 6.5, and (c) expiration of Impax’s obligation to pay royalties to Medicis under Section 6.3. The license grants under Section 3.2 shall survive any such expiration in accordance with the terms of Section 3.2.
          7.2 Termination for Cause. Either party may terminate this Agreement upon or after the material breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of express written notice thereof by the non-breaching party.
          7.3 Effect of Expiration or Termination.
               7.3.1 Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.
               7.3.2 The provisions of Sections 3.2, 3.3, 4.2 (for the term described therein), 6.7 (for three years after expiration), 7.3.1, 7.3.2, 8, 10 and 11 shall survive the expiration of this Agreement.
               7.3.3 The provisions of Sections 3.2, 3.3, 4.2 (for the term described therein), 6.2, 6.3 (for the term described therein), 6.4 (for the term described therein), 6.5 (for the term described therein), 6.6 (for the term of the payment obligations pursuant to Sections 6.1 through 6.5), 6.7 (for three years after termination), 7.3.1, 7.3.3, 8, 10 and 11 shall survive the termination of this Agreement for any reason.
     8. CONFIDENTIALITY.
          8.1 Confidentiality. Until the last to expire of this Agreement, the License Agreement or the Distribution Agreement (as defined in the License Agreement), and for a period of five (5) years following the expiration or earlier termination hereof or thereof, except with respect to any Confidential Information constituting a trade secret in which case the receiving party’s obligation continues in perpetuity, provided such receiving party has been informed as to the status of such Confidential Information as a trade secret, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, grant the use of or disclose to any Third Party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          8.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those agents and consultants, permitted subcontractors and contract manufacturers who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted

Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence at least to the same extent as set forth in Section 8.1.
          8.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary (a) for prosecuting or defending litigation or complying with a court order, or applicable law, governmental regulations or investigation, and (b) in the case of Medicis as the receiving party to conduct pre-clinical or clinical trials of the New Product, provided that if a party is required by court order, law or regulation to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          8.4 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, or any regulations of any national securities exchange, and except as may be authorized in Section 8.5, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
          8.5 Publicity. Neither party shall make any publicity releases, interviews or other non-confidential dissemination of information concerning this Agreement or its terms, or either party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that either party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other party (a) in order to comply with its obligations under the law, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934; (b) in order to comply with the listing standards or agreements of any national or international securities exchange or the NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (c) to respond to an inquiry of a governmental authority or regulatory authority as required by law; or (d) in a judicial, administrative or arbitration proceeding. In any such event the party making such disclosure shall (i) provide the other party with as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other party in any attempt to prevent or limit the disclosure, and (iii) limit any disclosure to the specific purpose at issue. In connection with any filing of a copy of this Agreement with the Securities and Exchange Commission, the filing party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall keep the other party informed as the planned filing (including, but not limited to providing the other party with the proposed filing reasonably in advance of making the planned filing) and consider the requests of the other party regarding such confidential treatment.
     9. REPRESENTATIONS AND WARRANTIES.
          9.1 Mutual Representations. Each party hereby represents and warrants to the other party that:

               (a) the person executing this Agreement is authorized to execute this Agreement;
               (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and
               (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          9.2 Compliance. Impax hereby represents, warrants and covenants to Medicis that:
               (a) neither it nor its subcontractors, nor any of its or its subcontractors’ personnel have been nor are disqualified or debarred under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336;
               (b) neither it nor its subcontractors shall use in any capacity the services of any person debarred, disqualified or under investigation under the provisions of the Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336, and will notify Medicis immediately in the event Impax is made aware of any investigation or proceeding for debarment;
               (c) neither its nor its subcontractors’ personnel within five (5) years preceding the Effective Date have been convicted of any offense required to be listed under FDA regulations;
               (d) it and its subcontractors shall comply with all applicable laws and regulations in the performance of its obligations under the Agreement;
               (e) neither it nor its subcontractors shall use any Ineligible Person or a person on an Exclusion List in connection with the performance of any of its obligations or activities under the Agreement; and
               (f) it has filed with the FDA the ANDA listed on Exhibit B.
          9.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 9.1 and 9.2, neither party makes any warranty, written, oral, express or implied, with respect to Development Program, the New Product, the ANDA Products or the Authorized Products. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.
          9.4 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS

UNDER THE AGREEMENT OR A PARTY’S OBLIGATIONS UNDER SECTION 10 (INDEMNIFICATION) OR A BREACH BY IMPAX OF SECTION 4.2, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
          9.5 Equitable Relief.
               9.5.1 Each party acknowledges and agrees that the covenants contained in this Agreement regarding the confidentiality and use of the Confidential Information of the disclosing party are reasonable and necessary to protect the legitimate interests of the disclosing party, that the disclosing party would not have entered into this Agreement in the absence of such covenants, and that the receiving party’s breach or threatened breach of such covenants shall cause the disclosing party significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. Each party further acknowledges and agrees that the disclosing party shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any breach or threatened breach of the covenants contained in this Agreement regarding confidentiality and use of the Confidential Information and specifically enforcing such covenants, without the necessity of posting any bond or security or giving the receiving party an opportunity to cure, in addition to seeking any other remedy available to the disclosing party in law or equity. Each party agrees that it shall not challenge any of the foregoing acknowledgements and agreements concerning injunctive relief in any proceeding brought by a disclosing party.
               9.5.2 Impax acknowledges and agrees that the obligations and undertakings of Impax pursuant to Section 4.2 of this Agreement are reasonable and necessary to protect the legitimate interests of Medicis, that Medicis would not have entered into this Agreement in the absence of such provision, and that Impax’s breach or threatened breach or failure to comply with Section 4.2 of this Agreement shall cause Medicis significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. Impax further acknowledges and agrees that Medicis shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any breach or threatened breach of Section 4.2 of this Agreement and specifically enforcing the terms and provisions of such Sections of this Agreement, without the necessity of posting any bond or security or giving Impax an opportunity to cure, in addition to seeking any other remedy available to Medicis in law or equity. Impax agrees that it shall not challenge any of the foregoing acknowledgements and agreements concerning injunctive relief in any proceeding brought by Medicis.
     10. INDEMNIFICATION.
          10.1 Medicis Indemnification. Medicis shall indemnify, defend and hold harmless Impax and its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Impax Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) (collectively, “Losses”) incurred as a result of any claims, demands, actions or other proceedings by Third Parties against any of the Impax Parties to the extent arising out of (a) a breach by Medicis of any representation, warranty or covenant under this Agreement, (b) any failure of Medicis to comply with applicable laws and regulations in the performance of its obligations under this Agreement, or (c) the research, development, regulatory approval or commercialization of the New Product by or on behalf of Medicis, except to the extent that such Losses arise out of Impax’s breach of any representation, warranty or covenant under this Agreement.
          10.2 Impax Indemnification. Impax shall indemnify, defend and hold harmless Medicis and its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Medicis Parties”) from and against any and all Losses incurred as a result of any claims, demands, actions or other proceedings by Third Parties against any of the Medicis Parties to the extent arising out of (a) a breach by Impax of any representation, warranty or covenant under this Agreement, (b) any failure of Impax to comply with applicable laws and regulations in the performance of its obligations under this Agreement, or (b) the research, development, regulatory approval or commercialization of the ANDA Products by or on behalf of Impax, except to the extent that such Losses arise out of Medicis’ breach of any representation, warranty or covenant under this Agreement.
          10.3 Obligations. A party which intends to claim indemnification under this Section 10 (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnified Party intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party, at its discretion, to settle any such action, claim or other matter. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 10. The Indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.
          10.4 Responsible Party. With respect to the prosecution or defense of any litigation or proceeding asserted by or against Impax with respect to any of the ANDA Products, Impax shall be solely responsible for all costs, expenses, damages and other liabilities with respect to such litigation or proceeding, except to the extent subject to Section 10.1. With respect to the prosecution or defense of any litigation or proceeding asserted by or against Medicis with respect to the New Product, Medicis shall be solely responsible for all costs, expenses, damages and other liabilities with respect to such litigation or proceeding, except to the extent subject to Section 10.2.
     11. GENERAL PROVISIONS.
          11.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to Medicis:	Medicis Pharmaceutical Corporation
7720 North Dobson Road
Scottsdale, Arizona 85256
Attn: Chief Executive Officer
Facsimile: 480-291-5163

with a copy to:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: General Counsel
Facsimile: 480-291-5163

If to Impax:	Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544
Attn: President, Generics Division
Facsimile: 510-471-1595

With a copy to:	Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544
Attn: Legal Department
Facsimile: 510-476-2092
     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 11.1.
          11.2 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Impax and Medicis and their respective permitted successors and assigns.
          11.3 Bankruptcy. All rights granted under this Agreement by Impax to Medicis are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code,

licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code. The parties agree that Medicis, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Medicis of its pre-existing obligations under this Agreement. The parties further agree that, if a bankruptcy proceeding is commenced by or against Impax, Medicis shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Medicis’ possession, shall be promptly delivered to Medicis (a) after any such commencement of a bankruptcy proceeding upon request of Medicis, unless Impax elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of Impax upon written request therefore by Medicis.
          11.4 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
          11.5 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any Third Party.
          11.6 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Third Party without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent (i) to any Affiliate; and (ii) in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the Relevant Business Unit of the party seeking such assignment or transfer and such transaction relates to the business or assets covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. For the purposes of this Section 11.6, the “Relevant Business Unit” shall mean, with respect to Impax, the generics division of Impax, and with respect to Medicis, the medical dermatology division of Medicis. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 11.6 shall be void.
          11.7 Independent Contractor. Impax and Medicis are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
          11.8 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Arizona, without regard to the principles of conflicts of laws. The federal and state courts in the

State of Arizona shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue will be a state or federal court in the State of Arizona.
          11.9 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          11.10 Headings, Interpretation; Construction. The headings used in this Agreement are for convenience only and are not part of this Agreement. In the event that Medicis makes a claim for damages based on rescission or breach of this Agreement, nothing in this Agreement shall be construed as precluding Medicis from seeking recovery of those amounts paid by Medicis under this Agreement to the extent such amounts are recoverable under applicable law and Impax’s liability is not limited by Section 9.4.
          11.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives effective as of the Effective Date.

IMPAX LABORATORIES, INC.		MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Arthur A. Koch, Jr.	By:	/s/ Mark Prygocki

Name:	Arthur A. Koch, Jr.	Name:	Mark Prygocki

Title:	SVP — CFO	Title:	COO

EXHIBIT A
Target Product Profile
XXXXX.

EXHIBIT B
ANDA
ANDA No. XXXXX; for XXXXX